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                                                                  Exhibit No. 14

                          LIQUID INSTITUTIONAL RESERVES

                              AMENDED AND RESTATED
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

      Liquid Institutional Reserves hereby adopts this Amended and Restated Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended ("1940 Act"), on behalf of its series, Brinson LIR Money Market Fund ("Money Market Fund"), Brinson LIR Government Securities Fund ("Government Securities Fund") and Brinson LIR Treasury Securities Fund ("Treasury Securities Fund") (referred to hereinafter collectively as the "Funds" and individually as a "Fund").

A.    GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:

      1.    With respect to Money Market Fund and Treasury Securities Fund:

            Institutional Shares. Institutional shares of Money Market Fund and Treasury Securities Fund may be sold to the general public without imposition of an initial sales charge or contingent deferred sales charge ("CDSC") and are not subject to any service or distribution fees.

            Financial Intermediary Shares. Financial Intermediary shares of Money Market Fund and Treasury Securities Fund are sold without imposition of an initial sales charge or CDSC and are not subject to any distribution fees. Financial Intermediary shares of Money Market Fund and Treasury Securities Fund are available for purchase only by banks and other financial intermediaries for the benefit of their customers.

            Financial Intermediary shares of Money Market Fund and Treasury Securities Fund are subject to an annual service fee of 0.25% of the average daily net assets of the Financial Intermediary shares of that Fund, paid in accordance with a plan adopted by Liquid Institutional Reserves to assure that the banks and other financial intermediaries that purchase Financial Intermediary shares for the benefit of their customers provide certain support services to those customers and are compensated for those services.

      2.    With respect to Government Securities Fund:

            Institutional Shares. Institutional shares of Government Securities Fund are sold without imposition of an initial sales charge or CDSC and are not subject to any distribution fees. Institutional shares of Government Securities Fund are available for purchase by customers of financial intermediaries.

            Institutional shares of Government Securities Fund are subject to an annual service fee of 0.10% of the average daily net assets of the Institutional shares of that Fund, paid in accordance with a plan adopted by Liquid Institutional Reserves to assure that



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            the financial intermediaries through which Institutional shares are purchased provide certain support services to those customers and are compensated for those services.

            Select Shares. Select shares of Government Securities Fund may be sold to the general public without imposition of an initial sales charge or CDSC and are not subject to any service or distribution fees.

B.    EXPENSE ALLOCATIONS OF EACH CLASS:

      Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

      In addition to the service fees described above, each Class may also pay a different amount of the following other expenses:

            1. printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

            2.    Blue Sky fees incurred by a specific Class of shares;

            3.    SEC registration fees incurred by a specific Class of shares;

            4. expenses of administrative personnel and services required to support the shareholders of a specific Class of shares;

            5. Trustees' fees incurred as a result of issues relating to a specific Class of shares;

            6. litigation expenses or other legal expenses relating to a specific Class of shares; and

            7. transfer agent fees identified as being attributable to a specific Class.

C.    EXCHANGE PRIVILEGES:

      1.    With respect to Money Market Fund and Treasury Securities Fund:

            Institutional shares of Money Market Fund and Treasury Securities Fund may be exchanged for Institutional shares of each other as well as Institutional shares of Government Securities Fund or Brinson Select Money Market Fund ("Select Money Market Fund"). In addition, Institutional shares of Money Market Fund and Treasury Securities Fund may be exchanged for Select shares of Government Securities Fund. Financial Intermediary shares of Money Market Fund and Treasury Securities Fund may be exchanged for Financial Intermediary shares of each other as well as Financial Intermediary shares of Select Money Market Fund.



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      2.    With respect to Government Securities Fund:

            Institutional shares or Select shares of Government Securities Fund may be exchanged for Institutional shares of Money Market Fund, Treasury Securities Fund or Select Money Market Fund. In addition, Institutional shares of Government Securities Fund may be exchanged for Select shares of Government Securities Fund.

      These exchange privileges are subject to any minimums applicable to initial or subsequent purchases as disclosed in the Funds' current prospectus(es), as amended or supplemented. These exchange privileges may be modified or terminated by a Fund, and exchanges may only be made into funds that may be legally sold in the investor's state of residence.

D.    CLASS DESIGNATION:

      Subject to approval by the Board of Trustees of Liquid Institutional Reserves, a Fund may alter the nomenclature for the designations of one or more of its Classes of shares.

E.    ADDITIONAL INFORMATION:

      This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus(es) for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus(es) shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus(es) for each Fund contains additional information about the Classes and each Fund's multiple class structure.

F.    DATE OF EFFECTIVENESS:

      This Amended and Restated Multiple Class Plan is effective as of the date hereof, provided that this Plan shall not become effective with respect to any Fund unless such action has first been approved by the vote of a majority of the Board of Trustees and by vote of a majority of those Trustees who are not interested persons of Liquid Institutional Reserves.

                                                            May 9, 2001